Exhibit 99.1

MCG Capital Corporation 1100 Wilson Boulevard Suite 3000 Arlington, VA 22209 (703) 247-7500	PRESS RELEASE
Contact: Sherry Dopp (703) 247-7502 (703) 247-7505 (FAX) SDopp@MCGCapital.com

FOR IMMEDIATE RELEASE

MCG Capital Names Kim Kelly as New Independent Director

ARLINGTON, VA – August 4, 2004 – MCG Capital Corporation (Nasdaq: MCGC) has named Kim D. Kelley, as an additional Independent Director. Her inclusion on the MCG Capital Board of Directors increases the Board size to 10 members.

Kelly, who was recently named President and CEO of Arroyo Video Solutions, Inc., a privately held company located in Pleasanton, California, brings substantial experience as an operator and financier of communications and technology companies. Prior to joining Arroyo, Kelly served as President, COO and Director of Insight Communications Co. (Nasdaq: ICCI), the ninth largest MSO in the United States. She joined Insight in 1990 as EVP and CFO and during her tenure the company grew from 114,000 subscribers to over 1.4 million subscribers. She played a lead role in taking the company public in a $650 million IPO in 1999. She also engaged in substantial merger, acquisition and divestiture activity and was responsible for raising over $3 billion in debt capital through the bank and high yield markets.

Prior to joining Insight Communications in 1990, Kelly spent eight years at Marine Midland Bank where she held many diverse management positions, including the management of lending teams in the communications and electronics groups. She worked in the restructuring division and was responsible for the leveraged lending unit serving the media industry, where she managed 15 people and a loan portfolio of over $1 billion.

“Kim’s experience and intellect is a perfect fit for MCG. She has proven herself as a strong value creator and risk manager and as an innovative business leader throughout her career,” said Kenneth J. O’Keefe, an Independent Director and chair of MCG Capital’s Nominating Committee.

“Her command of strategy and knowledge of finance, accounting and the capital markets will support and enhance our long term goals,” said MCG Founder, Director and CEO Bryan J. Mitchell. “We welcome Kim to our Board.”

“With the consolidation trends in the financial services market, there is a growing need – and thus opportunity – in the $5-25 million structured debt market. MCG has the talent and experience to capitalize on this opportunity. I am looking forward to working with the Board of Directors and management of MCG to achieve MCG’s goals and objectives,” said Kelly.

Kelly’s appointment to the MCG Capital Board of Directors is effective as of August 1, 2004.

About MCG Capital Corporation

MCG Capital is a solutions-focused financial services company providing financing and advisory services to a variety of small- and medium-sized companies throughout the United States with a focus on growth oriented companies. Currently, our portfolio consists primarily of companies in the communications, information services, media and technology, including software and technology-enabled business services, industry sectors. Our capital is generally used by our portfolio companies to finance acquisitions, recapitalizations, management buyouts, organic growth and working capital.

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